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APAC Customer Services, Inc. Appoints Lynn E. Refer to Board of Directors

Deerfield, Ill., December 17, 2007 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer care services and solutions, today announced that Lynn E. Refer has been appointed to its Board of Directors effective December 13, 2007.

“I am delighted to have Lynn join our Board,” said Bob Keller, APAC’s Chief Executive Officer. “In his 20 plus year career he has amassed a wealth of operating experience which will further broaden the expertise our Board of Directors brings to our management team.”

“I join the entire Board in welcoming Lynn to our company,” said Theodore G. Schwartz, Chairman of the Board. “Both the Board and the management team look forward to his involvement and contribution to our success.”

Mr. Refer is the President of Metropolitan Network Services for Level 3 Communications, Inc., an international communications company, where he oversees all aspects of the network services organization including operations, service delivery, engineering, planning, network development and infrastructure support services. Prior to that, Mr. Refer founded Looking Glass Networks, Inc., a provider of metropolitan optical networking services, and served as its Chief Executive Officer from April 2000 to August 2006.

Mr. Refer has a Masters of Management from Northwestern University and a Bachelor of Science from Iowa State University.

About APAC Customer Services, Inc.
APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive website is at http://www.apaccustomerservices.com.

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Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com